IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF ARIZONA

In re:                        )        In Proceedings Under Chapter 11
SURF CITY SQUEEZE, INC., an   )        Case No. 97-00451-PHX-GBN
Arizona corporation, fka      )
Sunbelt Ventures, Inc.,       )        ORDER CONFIRMING FIRST MODIFIED
                              )        JOINT PLAN OF REORGANIZATION
                              )        PROPOSED BY THE DEBTOR AND THE
                              )        OFFICIAL COMMITTEE OF UNSECURED
Debtor.                       )        CREDITORS
                              )
                              )        Hearing Date:  11/12/97
                              )        Hearing Time:  9:30 a.m.

     This matter came on for hearing before the Court in a Confirmation Hearing which began on August 27, 1997 and concluded on November 12, 1997. At the Confirmation Hearing, the Debtor requested confirmation of the plan entitled "FIRST MODIFIED JOINT PLAN OF REORGANIZATION PROPOSED BY THE DEBTOR AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS" dated July 22, 1997, as modified by this Confirmation Order (the "Plan"). The Plan was filed by: (i) Surf City Squeeze, Inc. (fka Sunbelt Ventures, Inc.), which is the Debtor and Debtor-In-Possession in the above-captioned Chapter 11 case; and (ii) the Official Committee of Unsecured Creditors (the "Creditors' Committee"). Unless otherwise expressly stated in this Confirmation Order, all capitalized defined terms used herein will have the same meanings as defined in the Plan.

     The Court has considered the entire record (including all pleadings and evidence) presented with respect to confirmation of the Plan. Based on the Plan and the entire record, the Court hereby finds and concludes as follows:

     THE PLAN, SOLICITATION, AND OBJECTIONS

     1. By an Order dated July 30, 1997, the Court approved the "AMENDED DISCLOSURE STATEMENT ACCOMPANYING FIRST MODIFIED JOINT PLAN OF REORGANIZATION PROPOSED BY THE DEBTOR AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS" dated July 22, 1997 (the "Disclosure Statement"), and fixed the procedures related to the solicitation of votes on the Plan. Following the Court's entry of the Order approving the Disclosure Statement, plan solicitation packages (including the Disclosure Statement) were timely transmitted to the creditors and other interested parties in accordance with this Court's order and Bankruptcy Rule 3017(d) and other applicable procedural rules.

     2. Voting on the Plan is summarized in the "Ballot Report with Respect To The First Modified Joint Plan Of Reorganization Proposed By The Debtor And The Official Committee Of Unsecured Creditors Dated May 13. 1997 As Amended July 22. 1997" (the "Ballot Report") filed by the Debtor on August 27, 1997.

     3. Objections to the Plan were filed by: (i) Crocker Plaza Company and One Post Associates LLC (collectively, "Crocker Plaza"); (ii) SZS 33 Associates, L.P. and Simon Property Group, L.P. (collectively, "Simon Debartolo"); (iii)

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ERE Yarmouth,  General Growth  Management,  Kravco Company,  and New Plan Realty
Trust (collectively, "Yarmouth Group"); (iv) Union Station Venture, Ltd. ("Union Station"); (v) the Arizona Department of Revenue; (vi) The Network Group; (vii) Bally Total Fitness Corporation ("Bally"); and (viii) Santa Cruz Squeeze Corporation ("Santa Cruz"). In addition, the holders of the Pyramid Secured Claims expressed an opposition to the Plan.

     4. In open court on August 27,  1997,  the Court  ruled that Santa Cruz was
not  permitted  to  participate  in  the  Plan  confirmation  process,   thereby
overruling Santa Cruz's opposition to the Plan.

     5. On August 26, 1997, Simon Debartolo withdrew its opposition to the Plan and changed its ballot vote from rejection of the Plan to acceptance of the Plan. See "Withdrawal Of Objection To Debtor's First Modified Joint Plan Of Reorganization And Notice Of Change In Ballot Vote To Accept Or Reject The Plan".

     6. Subject to the Plan amendments set forth in the following paragraph, Crocker Plaza, Yarmouth Group, Union Station, the Arizona Department of Revenue, The Network Group, Bally, and the holders of the Pyramid Secured Claims have withdrawn their opposition to the Plan. To the extent that Crocker Plaza, Yarmouth Group, the Arizona Department of Revenue, The Network Group, Bally, and the holders of the Pyramid Secured Claims either rejected the Plan or did not previously vote to accept or reject the Plan, such parties have withdrawn any rejection votes and hereby vote to accept the Plan as amended pursuant to the terms of this Order.

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PLAN MODIFICATIONS PURSUANT TO THIS CONFIRMATION ORDER

     7. The Plan is modified and amended as follows, which modifications and amendments will be binding on Crocker Plaza, Simon Debartolo, Yarmouth Group, Union Station, Arizona Department of Revenue, The Network Group, Sally, the holders of the Pyramid Secured Claims, the Debtor, and all other parties in interest in the Debtor's Chapter 11 case:

          (a) Pursuant to Class 7 of the Plan, Crocker Plaza's Landlord/Executory Contract Claim will be treated in accordance with the "AGREED ORDER APPROVING ASSUMPTION OF ONE POST PLAZA LEASE", a copy of which is attached hereto as Exhibit "A" and incorporated herein by this reference.

          (b) Pursuant to Class 7 of the Plan, the Landlord/Executory Contract Claims of Simon Debartolo and Yarmouth Group (to the extent they hold Landlord/Executory Contract Claims) will be treated in accordance with the "ORDER APPROVING ASSUMPTION AND/OR ASSUMPTION AND ASSIGNMENT OF VARIOUS LEASES", a copy of which is attached hereto as Exhibit "B" and incorporated herein by this reference.

          (c) Union Station has an allowed Class 1 Administrative Claim for the prorated amount of rent that accrued from January 13 through January 31,

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     1997 under the Lease Agreement between the Debtor and Union Station for the lease of non-residential real property located at Union Station, 50 Massachusetts Avenue, N.E., Washington, D.C. Pursuant to Paragraph 4.1 of the Plan, Union Station's allowed Class 1 Claim in the amount of $4,158.19 will be paid in full on the Effective Date of the Plan.

          d) The Arizona Department of Revenue's ("ADR") Administrative Claims, Priority Claims, and General Unsecured Claims, if any, will be treated in accordance with Class 1, Class 4, and Class 11 of the Plan. In addition, the Debtor will file all prepetition tax returns with the ADR no later than sixty (60) days after the Effective Date of the Plan. Any liabilities resulting from such prepetition tax returns will be allowed as Priority Claims and paid pursuant to Class 4 of the Plan. All payments made by the Debtor to ADR shall be made payable to the Arizona Department of Revenue, c/o J. Murray Zeigler, Arizona Attorney General's Office, Tax Section, 1275 West Washington Avenue, Phoenix, Arizona 85007. The failure of the Debtor to comply with the provisions of the Plan concerning liability owed to the ADR which include, but are not limited to, the failure to make any full and timely payment(s) owing to the ADR, shall constitute a default of the Plan with respect to the ADR. If the Debtor fails to cure any default within ten
     (10) days after receipt by the Debtor of written notice of the default from the ADR or its agents, the entire balance due to the ADR shall be immediately due and owing. Further, in the event of a default which is not timely cured, the ADR may enforce the entire amount of its claim and exercise any and all rights and remedies under applicable non-bankruptcy law which includes, but is not limited to, state tax collection procedures and any other such relief as may be deemed appropriate by the Bankruptcy Court.

          (e) Pursuant to Class 1 and Class 7 of the Plan, the Network Group Claims will be treated in accordance with the "AGREED ORDER AUTHORIZING ASSUMPTION OF NETWORK GROUP CONTRACT AND RESOLVING NETWORK GROUP CLAIMS", a copy of which is attached hereto as Exhibit "C" and incorporated herein by this reference.

          (f) Pursuant to Class 9 of the Plan, Bally's Claims will be treated in accordance with the "AGREED ORDER APPROVING SETTLEMENT BETWEEN DEBTOR AND

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
     BALLY TOTAL FITNESS CORPORATION", a copy of which is attached hereto as Exhibit "D" and incorporated herein by this reference.

          (g) The following language will supersede the second sentence of Paragraph 4.6 of the Plan:

     The holders of Secured Claims in Class 5B (Carousel Center Company LP, Crystal Run Company LP, Pyramid Crossgates Company, and Pyramid Company of Holyoke) will hold an Allowed Claim in Class SB in the amount of $4,000 each, for a total of 16,000. The holders of the Allowed Secured Claims in Class 5B will be paid by the Reorganized Debtor in equal monthly installments of principal and interest over a period of twenty-four (24) months commencing on the first day of the first month following the Effective Date, with interest fixed at eight and one-half percent (8 1/2%) per annum. The holders of Secured Claims in Class SB will retain their respective existing liens and security interests in the same priority on their respective collateral as security for their respective Allowed Secured Claims.

     8. The modifications to the Plan set forth in this Order do not materially or adversely change the treatment of any creditor or party in interest who has previously cast a ballot to either accept or reject the Plan (other than those creditors which have agreed to the modifications). Accordingly, the foregoing modification are appropriate under Section 1127 of the Bankruptcy Code and do not require any further disclosures of information, solicitation of creditors and parties in interest, or voting regarding the Plan. In accordance with Bankruptcy Code Section 1127, the text of the Plan, subject to and hereby

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
incorporating the foregoing modifications, becomes the Plan. The term "Plan" used in this Order shall include the Plan as modified by this Order.

     PLAN SATISFIES CONFIRMATION REQUIREMENTS

     9. Confirmation of the Plan is a core proceeding under 28 U.S.C. Section 157(b) (2). Pursuant to 28 U.S.C. Sections 157(b) and 1334, this Court has the jurisdiction to enter a final order confirming the Plan.

     10. The Plan and this Court's hearing thereon were duly and properly noticed to all creditors and parties in interest in the Debtor's Chapter 11 case. The Court has determined that the Plan (as amended) satisfies the requirements for confirmation set forth in Bankruptcy Code Section 1129(a) and
(b)

     Based on the foregoing findings and conclusions, and the entire record before the Court; and good cause appearing,

     IT IS HEREBY ORDERED as follows:

     A. The Plan, a true and correct copy of which is attached hereto as Exhibit "E", and as modified by this Order, shall be, and hereby is, confirmed pursuant to Bankruptcy Code Section 1129. The modifications to the Plan set forth above shall be, and hereby are, approved.

     B. All objections to confirmation of the Plan that have not been withdrawn, waived, or settled (if any) shall be, and hereby are, overruled on the merits.

     C. In order to satisfy the requirements of Bankruptcy Code Section 1129 (a)
(9), on or before the Effective Date, the Debtor is directed to pay the following:

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
          (1) $288,408 to Streich Lang, P.A. (the "Streich Firm") representing the unpaid professional compensation and reimbursement of expenses incurred by the Streich Firm, which the Streich Firm shall hold in its trust account pending final application and approval by the Court with respect to the payment of its, attorneys' fees and costs incurred in connection with this Chapter 11 case. This payment is in the nature of a deposit and does not preclude opposition to the Streich Firm's fees and expenses at the time of final application to the Court. To the extent the ultimate amount of unpaid fees and costs owed to the Streich Firm exceeds the $288,408 on deposit the Reorganized Debtor will pay such additional amounts as are approved by the Court as part of the final award of allowed attorneys' fees and costs to the Streich Firm. To the extent the amounts held by the Streich Firm exceed the final award of allowed attorneys' fees and costs, the Streich Firm will reimburse the Reorganized Debtor to the extent of the overpayment.

          (2) $21,200 to Gallagher & Kennedy (the "Gallagher Firm") representing the unpaid professional compensation and reimbursement of expenses incurred by the Gallagher Firm, which the Gallagher Firm shall hold in its trust account pending final application and approval by the Court with respect to the payment of its attorneys' fees and costs incurred in connection with this Chapter 11 case.

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
This payment is in the nature of a deposit and does not preclude opposition to the Gallagher Firm's fees and expenses at the time of final application to the Court. To the extent the ultimate amount of unpaid fees and costs owed to the Gallagher Firm exceeds the $21,200 on deposit, the Reorganized Debtor will pay such additional amounts as are approved by the Court as part of the final award of allowed attorneys' fees and costs to the Gallagher Firm. To the extent the amounts held by the Gallagher Firm exceed the final award of allowed attorneys' fees and costs, the Gallagher Firm will reimburse the Reorganized Debtor to the extent of the overpayment.

          (3) $18,400 to Barrington Consulting Group (the "Barrington Group") representing the unpaid professional compensation and reimbursement of expenses incurred by the Barrington Group, which the Barrington Group shall hold in its trust account pending final application and approval by the Court with respect to the payment of its fees and costs incurred in connection with this Chapter 11 case. This payment is in the nature of a deposit and does not preclude opposition to the Barrington Group's fees and expenses at the time of final application to the Court. To the extent the ultimate amount of unpaid fees and costs owed to the Barrington Group exceeds $18,400 on deposit, the Reorganized Debtor will pay such additional amounts as are approved by the Court as part of

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
the final award of allowed fees and costs to the Barrington Group. To the extent the amounts held by the Barrington Group exceed the final award of allowed attorneys' fees and costs, the Barrington Group will reimburse the Reorganized Debtor to the extent of the overpayment.

     D. The Debtor and all other necessary parties are authorized, empowered, and directed, without further Order of this Court, to execute and deliver any instrument, deed of trust, security agreement or other document, and to perform any act, that is necessary, desirable, or required for the consummation of the Plan. Pursuant to Bankruptcy Code Section 1141, and except as otherwise provided in the Plan or this Order, entry of this Order discharges any and all Claims against the Debtor including, but not limited to, any Claim which arose at any time before the entry of this Order and any Claim of a kind described in Bankruptcy Code Section 502 (g), (h), and (i). On and after the Confirmation Date, and as to every discharged Claim, every holder of a Claim will be precluded from asserting against the Debtor, and any assets of the Debtor, any such discharged Claim and any rights, remedies, demands, damages, or liabilities of any kind arising from or related to any such discharged Claim.

     E. Congress has amended the Bankruptcy Code requiring Chapter 11 debtors to pay Chapter 11 fees to the Office of the U.S. Trustee after confirmation of a plan of reorganization. The Debtor shall be, and hereby is, directed to continue paying in cash the U.S. Trustee fees from and after the Confirmation Date as such fees become due until the Debtor's case is closed.

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     F.  Jurisdiction  will be, and hereby is, retained by the Court as provided in the Plan. Notwithstanding such retention of jurisdiction, this Confirmation Order is intended by the Court to be a final order. Accordingly, the Court expressly determines that there is no just reason for delay and expressly directs the entry of this Confirmation Order as a final order.

DATED this 18th day of November, 1997

                                            /s/ George B. Nielsen
                                            -----------------------------------
                                            THE HONORABLE GEORGE B. NIELSEN, JR.
                                            UNITED STATES BANKRUPTCY JUDGE

[APPROVING SIGNATURES
ON FOLLOWING PAGES]

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
APPROVED AS TO FORM AND CONTENT:
STREICH LANG, P.A.
Renaissance One
Two North Central Avenue
Phoenix, Arizona 85004-2391

By /s/ Samantha G. Masters-Brown
   ---------------------------------
   Samantha G. Masters-Brown

Attorneys for Debtor and Debtor-In-Possession


BROBECK, PELEGER & HARRISON, LLP
One Market Plaza, Spear Street Tower
San Francisco, California 94105


By /s/ Ivan M. Sold
   ---------------------------------
   Ivan M. Sold

Attorneys for Crocker Plaza Company and One Post Associates LLC


POLLACK MEYERS & ROSENBLUM
Bell Atlantic Tower, 37th Floor
1717 Arch Street
Philadelphia, Pennsylvania 19103-2793


By /s/ David L. Pollack
   ---------------------------------
   David L. Pollack

Attorneys for ERE Yarmouth, General Growth
  Management, Kravco Company, and New Plan Realty Trust


Mark H. Berman, Esq.
SHAW, PITTMAN, POTTS & TROWBRIGDE
2300 N. Street N.W.
Washington, D.C. 20037
        and
LEWIS AND ROCA, LLP
40 North Central Avenue
Phoenix, Arizona 85004-4429

By /s/ Bret A. Maidman
   ---------------------------------
   Bret A. Maidman